Exhibit 23.2

                               STAN J.H. LEE, CPA
              2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
                  P.O. Box 436402 * San Ysidro * CA 92143-9402
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com


To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of May 10, 2010, on the audited financial statements of Meiguo Ventures l, Inc. as of December 31, 2009 and 2008 and for the period beginning October 31, 2008 ( its inception) to December 31, 2009 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA
May 10, 2010
Fort Lee, NJ







          Registered with the Public Company Accounting Oversight Board Member of New Jersey Society of Certified Public Accountants